Exhibit 99

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	April 28, 2010
(218) 628-2217
IKONICS REPORTS STRONG EARNINGS AND SALES
DULUTH, MN — IKONICS Corporation (NASDAQ:IKNX), a Duluth based imaging technology company, announced today a 279% increase in 2010 first quarter earnings to $148,000, or $0.08 per share, compared to $53,000, or $0.03 per share, for the first quarter of 2009. Sales increased by 3.4% to $3,685,000.
Bill Ulland, IKONICS CEO, commented that this was one of IKONICS best first quarter earnings results, and he believes it indicates that the recession is weakening. Ulland also said, “I am particularly pleased with the strong increase in our export sales, and the improvement in the performance of IKONICS Imagining which was driven by our new business initiatives. Although sales to the domestic screen print market were down from last year, the first quarter of 2009 featured some anomalous private label sales, and I’m pleased with these results. IKONICS’ balance sheet also remains strong with no long-term debt and $2,221,000 in cash and short-term investments.”
In commenting on the Company’s new initiatives, Ulland said, “I’m particularly encouraged by the performance of our patent pending Digital Texturing program. I believe this and other efforts in our non-traditional markets provide further reason for optimism in 2010.”
This press release contains forward-looking statements regarding sales, net earnings, and new products that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, as well as the factors described in the Company’s Form s 10-K, and 10-Q, and other reports on file with the SEC.

IKONICS Corporation
CONDENSED STATEMENTS OF OPERATIONS (unaudited)
For the Three Months Ended March 31, 2010 and 2009

	Three Months Ended
	3/31/10	3/31/09
Net Sales	$3,684,577	$3,563,212
Cost of Goods Sold	2,200,782	2,157,898

Gross Profit	1,483,795	1,405,314
Operating expenses	1,361,093	1,388,864

Income from operations	122,702	16,450
Gain on sale of non-marketable equity securities	—	20,131
Interest income	3,519	70

Income before income taxes	126,221	36,651
Income tax benefit	(22,120)	(16,484)

Net income	$148,341	$53,135

Earnings per common share-diluted	$0.08	$0.03

Average shares outstanding-diluted	1,969,433	1,989,866
Condensed Balance Sheets
As of March 31, 2010 and December 31, 2009

	3/31/10	12/31/09
	(unaudited)
Assets
Current assets	$6,545,307	$6,417,488
Property, plant and equipment, net	5,193,071	5,234,244
Intangible assets, net	341,607	345,540

	$12,079,985	$11,997,272

Liabilities and Stockholders’ Equity
Current liabilities	$736,712	$809,186
Deferred income taxes	162,000	162,000
Long term debt	—	—
Stockholders’ equity	11,181,273	11,026,086

	$12,079,985	$11,997,272

CONDENSED STATEMENTS OF CASH FLOW (unaudited)
For the Three Months Ended March 31, 2010 and 2009

	3/31/10	3/31/09
Net cash provided by operating activities	$184,442	$431,010
Net cash used in investing activities	(73,256)	(29,648)
Net cash used in financing activities	—	(69,213)

Net increase in cash	111,186	332,149
Cash at beginning of period	1,304,586	901,738

Cash at end of period	$1,415,772	$1,233,887